Exhibit (a)(5)(v)

argenx Announces Commencement of Tender Offer to Acquire Forte Biosciences, Inc.

August 6, 2026 – 7:45 AM ET

Amsterdam, the Netherlands – argenx (Euronext & Nasdaq: ARGX), a global immunology innovation company today announced that Avena Merger Sub Inc. (“Purchaser”), a wholly-owned subsidiary of argenx BV (“argenx”), has commenced a tender offer to purchase all of the issued and outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of Forte Biosciences, Inc. (“Forte”) (Nasdaq: FBRX), for $77.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding taxes, and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 6, 2026, and the accompanying Letter of Transmittal (together, and with other related materials, as they may be amended or supplemented from time to time, the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 26, 2026, by and among Forte, argenx and Purchaser (the “Merger Agreement”). As soon as practicable following the acceptance of the Shares for payment (but in any event no later than the first business day following the expiration of the Offer) and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Forte (the “Merger”) and the separate existence of Purchaser will cease and Forte will continue as the surviving corporation and as a wholly-owned subsidiary of argenx. By virtue of the Merger, each Share outstanding immediately prior to the effective time of the Merger (subject to certain exceptions set forth in the Merger Agreement) will be converted into the right to receive $77.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding taxes. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), which does not require a vote of Forte’s stockholders.

Forte’s Board of Directors (the “Forte Board”) has published a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”), which includes, among other things, the recommendation of the Forte Board that Forte’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer and withdrawal rights will expire at one minute following 11:59 p.m., Eastern Time, on August 26, 2026, unless the Offer is extended or earlier terminated (such date, or any subsequent date to which the expiration of the Offer is extended, the “Expiration Date”). Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Purchaser is not providing for guaranteed delivery procedures.

Purchaser’s obligation to pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to certain conditions, including, among others, (a) the Minimum Condition (as defined below) and (b) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The “Minimum Condition” means that there will have been validly tendered (and not validly withdrawn) in the Offer a number of Shares that, considered together with all other Shares owned by Purchaser and its affiliates, represent one more Share than 50% of the total number of Shares outstanding as of immediately following the consummation of the Offer. The Offer is not subject to a financing condition.

The documentation relating to the Offer (including the Offer to Purchase, the Letter of Transmittal and Schedule 14D-9) can be accessed at the following link: https://www.shareholdermaterials.com/argx2026/. The Offer to Purchase, the related Letter of Transmittal and the Schedule 14D-9 (which contains the recommendation of the Forte Board and the reasons therefor) contain important information. Forte’s stockholders should carefully read all documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense.

INNISFREE M&A INCORPORATED
500 Fifth Avenue, 21st Floor
New York, NY 10110
Shareholders May Call Toll Free:
(877) 800-5190 (from the U.S. and Canada), or
+1 (412) 232-3651 (from other countries)
Banks and Brokers May Call Collect: (212) 750-5833

About argenx

argenx is a global immunology innovation company committed to improving the lives of people suffering from severe autoimmune diseases. Partnering with leading academic researchers through its Immunology Innovation Program (IIP), argenx aims to translate immunology breakthroughs into a world-class portfolio of novel antibody-based medicines. argenx developed and is commercializing the first approved neonatal Fc receptor (FcRn) blocker and is evaluating its broad potential in multiple serious autoimmune diseases while advancing several earlier stage experimental medicines within its therapeutic franchises. For more information, visit  www.argenx.com  and follow us on LinkedIn, Instagram, Facebook, and YouTube.

About Forte

Forte Biosciences, Inc. is a clinical-stage biopharmaceutical company that is advancing FB102, which is a proprietary anti-CD122 monoclonal antibody therapeutic candidate with potentially broad autoimmune and autoimmune-related indications.

This press release contains inside information within the meaning of Article 7(1) of the EU Market Abuse Regulation (Regulation 596/2014).

Contacts
Media:
Ben Petok
bpetok@argenx.com

Investors:
Alexandra Roy
aroy@argenx.com

Additional Information and Where to Find It

This document is for informational purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any securities of Forte or any other entity, nor is it a substitute for any tender offer materials that argenx, Purchaser or Forte have filed with the SEC. argenx and Purchaser have filed a Tender Offer Statement on Schedule TO with the SEC with respect to the Offer, and Forte has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. The Offer is being made solely pursuant to the Offer to Purchase, and the exhibits filed with respect thereto (including the Letter of Transmittal), which contain the full terms and conditions of the Offer. SECURITYHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITYHOLDERS SHOULD READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other documents relating to the Offer, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, have been sent to all record holders of Shares whose names appear on Forte’s stockholder list. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents are available for free at the SEC’s website at https://www.sec.gov/ and under the “SEC filings” section of argenx’s investor relations website at https://argenx.com/investors/sec-filings. The Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that Forte has filed with or furnished to the SEC are available for free at the SEC’s website at https://www.sec.gov/ and under the “SEC Filings” section of Forte’s investor relations website at https://www.fortebiorx.com/investor-relations/sec-filings/default.aspx.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other documents relating to the Offer, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, Forte and argenx file or furnish, as applicable, annual, quarterly and current reports and other information with the SEC. Forte’s and argenx’s filings with the SEC are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Forward Looking Statements

The contents of this press release include statements that are, or may be deemed to be, “forward-looking statements.” These forward-looking statements generally can be identified by the use of forward-looking words, such as “aim”, “anticipate”, “aspire”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “entail”, “forecast”, “future”, “goals”, “hope”, “intend”, “is designed to”, “likely”, “may”, “might”, “objective”, “plan”, “possible”, “potential”, “pursue”, “project”, “predict”, “seek”, “should”, “strategy”, “target”, “will” and other words and terms of similar meaning and expression, including in connection with any discussion of future operating or financial performance. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding the tender offer, the merger and other related matters; prospective performance and opportunities; post-closing operations and the outlook for the businesses of Forte and argenx, including, without limitation, results from clinical trials, regulatory applications and related timelines, the ability of argenx to advance Forte’s product pipeline; and any assumptions underlying any of the foregoing. argenx’s actual results may differ materially from those predicted by the forward-looking statements as a result of various important factors, including but not limited to, uncertainties as to the timing of the tender offer and the merger; the risk that the tender offer or the merger may not be completed in a timely manner or at all; uncertainties as to the percentage of Forte’s stockholders tendering their shares in the tender offer; the possibility that competing offers or acquisition proposals for Forte will be made; the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require Forte to pay a termination fee or other expenses; the effect of the announcement or pendency of the transactions contemplated by the merger agreement on argenx’s business; the effect of the announcement or pendency of the transactions contemplated by the merger agreement on Forte’s business, its ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; risks related to diverting management’s attention from argenx’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability.

A further list and description of these and other risks, uncertainties, and factors that could cause actual results to differ materially from those referred to in the forward-looking statements can be found in argenx’s and Forte’s SEC filings and reports, including in argenx’s most recent annual report on Form 20-F filed with the SEC and Forte’s most recent Annual Report on Form 10-K filed with the SEC as well as subsequent filings and reports filed by the companies with the SEC. Given these risks and uncertainties, the reader is advised not to place undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this press release.  argenx undertakes no obligation to publicly update or revise the information in this press release, including any forward-looking statements, except as may be required by law.